Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated October 23, 2020, relating to the balance sheet of Highland Transcend Partners I Corp. as of October 13, 2020, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from October 12, 2020 (inception) through October 13, 2020, appearing in Amendment No. 2 to the Registration Statement on Form S-1, File No. 333-250125, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
December 2, 2020